Exhibit 10.1

                              TRANSITION AGREEMENT
                                       AND
                           GENERAL AND SPECIAL RELEASE

      This Transition Agreement and General and Special Release (this "Agreement"), entered into on May 29, 2002 but effective as of April 19, 2002 (the "Effective Date"), is made and entered into by and among Gregory A. Pratt, an individual (hereinafter "Executive"), OAO Technology Solutions, Inc., a Delaware corporation (the "Company"), and, solely for purposes of Section 8(c) of this Agreement, Terrapin Partners Holding Company LLC, a Delaware limited liability company (the "LLC"). Capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

W I T N E S S E T H

      WHEREAS, pursuant to that certain Employment Agreement, dated as of December 1, 2001, by and between Executive and the Company (the "Employment Agreement"), Executive has been employed by the Company as its President and Chief Executive Officer;

      WHEREAS, Executive resigned as the President and Chief Executive Officer of the Company, effective as of the Effective Date, and was appointed as its Vice Chairman of the Board of Directors; and

      WHEREAS, the parties desire to finally and forever amicably settle and resolve all matters among them and all matters arising from Executive's employment with the Company arising on or prior to Effective Date.

AGREEMENT

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

      1. Resignation. Executive hereby acknowledges that he has resigned as the Company's President and Chief Executive Officer, effective as of the Effective Date. Executive expressly waives any right to employment by the Company or any affiliate or successor of the Company, present or future, including his rights, if any, under any express or implied employment agreement, from and after the Effective Date, other than as set forth herein.

      2. Appointment as Vice Chairman. Effective as of the Effective Date, Executive became the Vice Chairman of the Board of Directors of the Company, in which position he will serve at the pleasure and discretion of the Board of Directors and the Company's stockholders. The Board of Directors has elected Executive as Vice Chairman of the Board of Directors. In consideration for his service as Vice Chairman, Executive will be entitled to receive the same compensation that other non-employee members of the Board generally receive for their service as a member of the Board and any committee of the Board.

      3. Severance. In addition to the continuation of Executive's salary through and including the Effective Date, Executive will also receive the following:

            (a) Monthly Payments. Pursuant to Section 6.1(e) of the Employment Agreement, commencing in May 2002 and continuing monthly through July 2003, the Company shall make payments to Executive in the amount of $36,166 per month. Such payments shall be made on a bi-weekly basis in accordance with the Company's payroll practice as currently in effect.

            (b) Payment of Accrued But Unused Vacation Time. Within 10 business days of the date hereof, the Company will make a payment to Executive in the amount of $10,737, representing payment in full for vacation time accrued but unused by Executive as of the Effective Date.

            (c) Deferred Compensation. Executive's accrued benefits under the Company's non-qualified deferred compensation plans will vest subject to Section 6.1(g) of the Employment Agreement and will be distributed in accordance with the terms of those plans, as in effect on the Effective Date.

            The payments referred to above in this Section 3 will be offset by applicable tax withholdings and deductions. Such payments will constitute consideration for the promises and covenants contained herein.

      4. Termination of Certain Payments in the Event of Competition. Executive acknowledges and agrees that the Restrictive Covenants contained in Section 5.1(a) of the Employment Agreement will remain in full force and effect from and after the Effective Date.

      5. Continuation of Benefits. Pursuant to Section 6.1(c) of the Employment Agreement, the Company shall continue health care coverage for Executive and one dependent, at the same cost charged to Executive for such coverage immediately prior to the cessation of Executive's employment, subject to any increases or decreases in such costs that apply to the executive officers of the Company in general, until the earlier of (i) July 31, 2003 or (ii) the date Executive is eligible for coverage under another employer's group health plan. Such benefits are set forth in greater detail in Exhibit A hereto.

      6. Outplacement Services. Pursuant to Section 6.1(d) of the Employment Agreement, the Company shall promptly reimburse Executive for reasonable expenses incurred in connection with outplacement services that are utilized by Executive in a good faith attempt to seek employment at any time prior to July 31, 2003.

      7. Acceleration of Vesting. Pursuant to Section 6.1(f) of the Employment Agreement, Executive shall be credited with additional service, for a period equal to the number of days from and including the Effective Date to but excluding December 1, 2003, for purposes of the vesting of equity and equity-based incentives and Non-Qualified Plan benefits under the equity and benefit plans, if any, listed on Exhibit B hereto.

      8. Restatement of Note; Voting Agreement.

            (a) The Second Amended and Restated Term Note, executed on October 18, 2001 but dated as of July 14, 1999, is restated in its entirety in the form of the Third Amended and Restated Note attached hereto (the "Note"). Upon execution of the Third Amended and Restated Term Note, the Second Amended and Restated Term

Note will be canceled and delivered to Executive. For the sake of clarity, the parties acknowledge and agree that in his role as Vice Chairman of the Board of Directors, Executive will remain in the employ of the Company, as such term may be interpreted under the Note. If, pursuant to the proviso in the third paragraph of the Note, the Company elects to declare the Note immediately due and payable because Fair Market Value (as defined in the Note) equals or exceeds $3.91 (the "Call Option"), then (1) Executive will immediately transfer to the Company all property received by him pursuant to Section 7.6 of the Limited Liability Company Operating Agreement of Terrapin Partners Holding Company LLC, as amended (the "LLC Agreement"), and (2) the Note will be deemed satisfied to the extent of the product of (x) Fair Market Value, as set forth in the notice of the Call Option (or, if subject to dispute, as finally determined), and (y) the number of shares of the Company's common stock (or such other equity securities in lieu thereof) Executive transfers to the Company pursuant to subsection 8(a)(1) immediately above.

            (b) The Company covenants and agrees with Executive that notwithstanding anything to the contrary contained in the Second Amended and Restated Pledge Agreement, dated as of October 18, 2001, made by Executive in favor of the Company to secure his obligations under the Note, if the Company exercises the Call Option, the Company will take any and all necessary actions to enable Executive to repay all or a portion of the Note by delivering shares of the Company's common stock back to the Company. Such actions shall include, without limitation, releasing the Common Units in the LLC that Executive has pledged to the Company to facilitate the exchange of those Common Units for shares of the Company's common stock then beneficially owned by the LLC.

            (c) For so long as (1) the Note remains outstanding, (2) Executive continues to own, directly or indirectly (which shall expressly include indirect ownership through his ownership of the Common Units of the LLC), at least 250,000 shares of the Company's common stock (as adjusted for any subsequent stock distribution, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Company's capital structure) and (3) Executive desires to stand for re-election to the Company's Board of Directors (collectively, while all such conditions exist, the "Applicable Period"), the Company and the LLC agree to take all necessary and desirable actions, within their respective power and authority, to enable Executive to continue to serve as a member of the Company's Board of Directors (a "Board Member") for the entire Applicable Period. Without limiting the generality of the foregoing, the Company will take or cause to be taken all actions necessary or desirable, within its power and authority, to nominate Executive for election as a Board Member and to recommend Executive's candidacy for election as a Board Member to the Company's shareholders. Without limiting the generality of the foregoing, the LLC will take or cause to be taken all actions necessary or desirable, within its power and authority, to vote, or cause to be voted, any and all shares of the Company's common stock it then beneficially owns (which shall expressly include indirect ownership of shares of the Company's common stock held by Terrapin Partners Subsidiary LLC) in favor of Executive's continued service as a Board Member, and not to vote, or cause not to be voted, such shares in favor of Executive's removal as a Board Member unless such removal is stated to be for cause.

      9. Extension of Option Exercise Period; Forfeiture of Unvested Options; Option Proceeds.

            (a) Notwithstanding anything to the contrary contained in Section 6.1(h) of the Employment Agreement, Section 7 of this Agreement or any option agreements to which Executive is a party, Executive acknowledges and agrees that other than that certain stock option, granted to Executive by the Company in 2001 to purchase 750,000 shares of the Company's common stock for $1.65 per share (the "2001 Option"), all unexercised options granted to Executive as of the Effective Date to purchase the Company's common stock, whether vested or unvested as of the Effective Date, are hereby forfeited and shall no longer be of any force or effect, and shall be deemed canceled as of the Effective Date. Executive shall have until January 1, 2008 to exercise the 2001 Option, without any extension of the exercise period pursuant to Section 6.1(h) of the Employment Agreement. Giving effect to the provisions of Sections 7 and 9 of this Agreement, Executive's option holdings as of the Effective Date are as set forth on Exhibit C hereto.

            (b) Upon exercise of the 2001 Option, and Executive's subsequent sale, transfer or other disposition (each, a "Disposition") of any or all of the shares issuable on such exercise, whether in a single transaction or a series of transaction, unless the Note has already been repaid in full on the date of any such Disposition, Executive will first apply the proceeds of such Disposition (net of his federal, state and local income or capital gain tax liabilities in connection therewith) to repay all outstanding obligations under the Note, and thereafter, once the Note has been repaid in full, may retain any excess proceeds. Executive shall apply the proceeds in this manner on or promptly after the date of each such Disposition, whether or not such date is at or prior to the stated maturity date of the Note.

      10. Retention of Certain Property; Return of Other Property. On the Effective Date, Executive shall deliver to the Company all property (other than the property set forth on Exhibit D hereto), documents and duplicates and copies thereof, of the Company or any affiliate thereof which he possess or controls, including but not limited to papers, computer disks, files, booklets, manuals, customer lists, company credit cards, identification cards and keys.

      11. Sole Entitlement. Executive agrees that his sole entitlement to compensation, including base salary and any bonus or other payments of any kind, monetary or nonmonetary benefits, equity grants or perquisites, with respect to his employment with or his services rendered to the Company, and all other matters between Executive and the Company and its subsidiaries, including but not limited to, any and all rights or claims arising from or relating to the Employment Agreement, is as expressly set forth in this Agreement or as otherwise may be provided to Executive in his capacity as a director of the Company.

      12. Release by Executive.

            (a) Executive (for himself, his agents, heirs, executors and administrators) does hereby and forever release and discharge the Company and any and all past and present parent, subsidiaries and otherwise affiliated corporations and divisions of the Company, as well as the successors, stockholders, officers, directors, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, from any and all causes of action or claims of whatsoever kind or character whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have by reason of any and all acts, omissions, events or facts occurring or existing on or prior to the Effective Date attributable to or arising from the employment of Executive by the Company (whether pursuant to the Employment Agreement or otherwise) or the termination thereof, whether arising under any federal, state or other governmental statute, regulation or ordinance or common law or equity on any theory of pleading or proof, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination on the basis of race, religion, color, sex and national origin, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended, which prohibits discrimination on the basis of age 40 and over, and any wrongful termination claims. The foregoing will not be deemed to release any claim by Executive: (1) to enforce this Agreement; (2) to enforce any right to indemnification under applicable law, the Company's By-Laws, under Section 7.2 of the Employment Agreement, under the Indemnification Agreement between Executive and the Company dated March 2002 or under any similar agreement; (3) to enforce Executive's rights with respect to the 2001 Option; (4) to enforce any rights Executive may have pursuant to Section 6.2(b) of the Employment Agreement or (5) to enforce Executive's rights as a shareholder of the Company or a member of Terrapin Partners Holding Company LLC.

            (b) Executive hereby waives his right to file any charge or complaint arising out of his employment with or separation from the Company before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law and other than with respect to any charge or complaint relating to Section 8(c) of this Agreement. This statement of general release and waiver shall include, but not be limited to, all claims or actions arising out of, or relating in any way to, Executive's employment and severance of Executive's employment with the Company. Executive further agrees that if he brings a claim (other than a claim reserved in Section 12(a)) against the Company (or any of the Company's officers, directors, stockholders, affiliates and agents) in violation of this paragraph, Executive will return to the Company all consideration that Executive has received pursuant to this Agreement, together with interest thereon calculated at a rate of 10% per annum. In the event that Executive fails to return any consideration under such circumstance, Executive will pay the Company's reasonable attorneys' fees and other expenses incurred by the Company in recovering such consideration and in otherwise enforcing the terms of this Agreement.

            (c) Executive understands that if this Agreement is not signed, Executive would have the right to voluntarily assist other individuals or entities in bringing claims against the Company (or any of the Company's officers, directors, stockholders, affiliates and agents). Executive further understands and agrees hereby that Executive waives such right and will not provide any such assistance other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission, the National Labor Relations Board or other government agency. The Company and Executive further agree that Executive may provide information pursuant to any valid subpoena or other compulsory process. To the extent the law allows any government agency to file such charges on Executive's behalf and this Agreement does not prohibit Executive's cooperation with such agency, Executive agrees this Agreement will nonetheless act as a waiver of any recovery by Executive in such government-instituted action.

            (d) If Executive violates this Agreement by suing the Company, its subsidiaries or affiliates (including its officers, directors and stockholders) or those associated with the Company, for any claim that he has released pursuant to this Agreement, Executive agrees that Executive will pay all costs and expenses of defending against that suit incurred by the Company or its parent, affiliates (including its officers, directors and stockholders) or those associated with the Company, including reasonable attorneys' fees.

      13. Release by the Company. The Company does hereby and forever release and discharge Executive (and his agents, heirs, executors and administrators) from any and all causes of action or claims of whatsoever kind or character whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which the Company has or may have by reason of any and all acts, omissions, events or facts occurring or existing on or prior to the Effective Date attributable to or arising from the employment of Executive by the Company (whether pursuant to the Employment Agreement or otherwise) or the termination thereof, whether arising under any federal, state or other governmental statute, regulation or ordinance or common law or equity on any theory of pleading or proof. The foregoing will not be deemed to release any claim by the Company: (1) to enforce this Agreement; or (2) from any acts of willful misconduct engaged in while serving as an executive officer of the Company.

      14. Confidentiality. Executive acknowledges and agrees that the confidentiality provisions contained in Section 5.1(b) of the Employment Agreement will remain in full force and effect.

      15. Enforcement of Agreement; Arbitration. To the extent allowed by applicable law, and other than with respect to any charge or complaint relating to Section 8(c) of this Agreement, this Section 15 shall apply to any controversy between Executive and the Company (or any of its affiliated companies) that might be brought in any forum. Before seeking arbitration in any matter under this Agreement, the parties will first endeavor in good faith to amicably resolve the matter between them. Any party seeking arbitration hereunder will provide the other party with reasonable notice of its intent to do so.

            (a) As a material part of this Agreement, Executive and the Company expressly agree that any and all disputes, controversies or claims arising out of or concerning this Agreement, any alleged breach of this Agreement, or the matters resolved and settled by this Agreement, including but not limited to disputes, controversies or claims arising out of Executive's employment by the Company or the termination of Executive's employment or this Agreement, whether arising under theories of liability or damages based on contract, tort or statute, shall be determined exclusively by final and binding arbitration conducted in Baltimore, Maryland, before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Any party hereto may apply to an appropriate tribunal having jurisdiction for specific performance of another party's obligations under this provision. The arbitrator shall have the right to retain and consult with experts and competent authorities skilled in the matters under arbitration, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine such experts and authorities. The parties further agree that the decision of the arbitrator shall, if requested by either party, transmit to all interested parties the decision in the form of an "official notice" duly signed by the arbitrator. Judgment upon the arbitration award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The prevailing party in any such dispute under this Section 15 shall be entitled to reimbursement of reasonable attorneys' fees and disbursements from the non-prevailing party.

            (b) Notwithstanding the foregoing provisions, Executive and the Company agree that any breach of Executive's obligations under Section 5 of the Employment Agreement or Section 14 of this Agreement cannot adequately be remedied at law or in arbitration, and that the Company may seek and obtain otherwise available injunctive relief, including ancillary monetary relief, in court, for any violation by Executive of his obligations with respect to the matters covered by such sections.

      16. Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the Company and its successors and assigns. This Agreement is personal to Executive and shall not be assignable by Executive, except for certain benefits hereunder which are payable to Executive's heirs, beneficiaries or to his estate upon the death of Executive.

      17. Representations and Warranties.

            (a) Each of the parties hereby represents and warrants that he or it has not heretofore assigned or transferred or purported to assign or transfer to any person or entity not a signatory to this Agreement any claim or matter herein released, disclaimed, discharged or terminated. In the event of any such assignment or transfer of any claims or other matters herein released, discharged, terminated or disclaimed herein, each of the parties hereto agrees to indemnify and hold harmless each of the other parties from and against any liability or loss, and for any cost, expense or judgment or settlement arising out of or occasioned by, or arising in connection with any such assignment or transfer.

            (b) Executive represents that he has received independent legal advice regarding this Agreement, including without limitation, his tax obligations arising from this Agreement or payments pursuant to this Agreement, and has not relied upon any representation of the Company or its counsel regarding such matters.

            (c) The individual executing this Agreement on behalf of the Company has the requisite corporate power and authority to execute and deliver this Agreement. Such execution, delivery and performance by the Company has been duly authorized by all necessary corporate action to be taken on the part of the Company. This Agreement, once executed and delivered, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            (d) As of the Effective Date, the executive officers of the Company other than Executive do not have any knowledge of any acts of willful misconduct on the part of Executive engaged in while an executive officer of the Company.

      18. Cessation of Employment. It is expressly agreed that any and all express or implied employment agreements between Executive and the Company are terminated as of the Effective Date, other than those provisions of the Employment Agreement that by their terms expressly survive cessation of Executive's employment thereunder.

      19. Older Workers Benefit Protection Act Waiver.

            (a) Age Discrimination Is Specifically Intended to Be Included As a Released Dispute. Executive specifically intends that the disputes he is releasing herein include the Age Discrimination in Employment Act of 1967, as amended by the Older Workers' Benefit Protection Act of 1990 ("ADEA"), except for any allegation that a violation of the ADEA occurred following his execution of this Agreement.

            (b) Advice To Consult An Attorney. Executive is hereby advised to consult with his attorney before signing this Agreement because he is permanently giving up legal rights.

            (c) Reasonable Time To Consider This Agreement. Executive acknowledges that he has been given a reasonable period of time (up to 21 days, if he so chooses) to consider this Agreement prior to his signing this Agreement. Executive understands that he has seven days following the signing of this Agreement to revoke it.

            (d) Procedure for Revoking ADEA Claim Release. In order to effectively revoke Executive's release of any claim for violation of the ADEA, the parties agree that Executive must provide notice of such revocation to the Company within seven calendar days after Executive executes this Agreement in accordance with the notice provisions in Section 20 below.

      20. Notices. Any written notices or other documents required or permitted to be given under this Agreement, including payments, shall be personally delivered by the Company to Executive or mailed, certified mail, return receipt requested, to his residence address as reflected in the records of the Company, which is:

                              Mr. Gregory A. Pratt

      21. Legal Fees. Within 30 days of the Effective Date, the Company will pay on Executive's behalf or reimburse Executive for reasonable legal fees and costs incurred in connection with the negotiation and drafting of this Agreement, not to exceed $30,000.

      22. Construction of Agreement.

            (a) No Admission. Executive and the Company understand, acknowledge and agree that this is a transition agreement and general and special release, and that neither this Agreement nor any of its provisions shall be deemed or construed at any time or for any purpose to be an admission of liability of the Company. Liability for any and all claims is expressly denied by the Company.

            (b) Governing Law. This Agreement shall be construed and enforced in accordance with Delaware law.

            (c) Severability. If any portion, provision or part of this Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

            (d) Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto; there are no other agreements, written or oral, express or implied, among the parties hereto, concerning the subject matter hereof, except as otherwise set forth herein. This Agreement can only be modified by a written agreement, executed by all parties to this Agreement.

            (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute the entire Agreement, and each such counterpart shall be deemed an original as to the party to be charged.

            (f) Binding Effect. The parties to this Agreement further state that they have carefully read this Agreement; that is has been fully explained to them by their legal counsel; that they fully understand its final and binding effect; that the only promises made to them in connection with this Agreement are those stated above; and that they are signing this Agreement voluntarily.

            [the remainder of this page is intentionally left blank]

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed the same as of the day and year first written above.

                                   OAO TECHNOLOGY SOLUTIONS, INC.

                                   By:
                                      ------------------------------------------
                                        Charles A. Leader
                                        President and Chief Executive Officer


                                   TERRAPIN PARTNERS HOLDING COMPANY LLC
                                        (solely for purposes of Section 8(c))

                                   By:
                                      ------------------------------------------
                                        Dr. John F. Lehman
                                        Chief Executive Officer


                                      ------------------------------------------
                                      Gregory A. Pratt

                                    EXHIBIT A

                              HEALTH CARE COVERAGE

1.  Cigna PPO

2.  Dental PPO

3.  Vision Services Plan

                                    EXHIBIT B

                      EQUITY AND BENEFIT PLANS UNDER WHICH
                           VESTING WILL BE ACCELERATED

1. OAO Technology Solutions, Inc. Equity Compensation Plan, and the related option agreements pursuant to which grants of options were made to Executive.

2. OAO Technology Solutions, Inc. Executive and Director Deferred Compensation Plan.

                                    EXHIBIT C

                VESTED OPTIONS; UNVESTED OPTIONS TO BE FORFEITED

----------------------------------------------------------------------------------------------------------------------

          (A)                      (B)                    (C)                     (D)                    (E)
                                                                           Number of Shares
                                                    Number of Shares          Vested and          Number of Shares
       Grant Date            Exercise Price         Subject to Grant        Unforfeited(1)          Forfeited(1)
----------------------------------------------------------------------------------------------------------------------
       Feb. 1999                  $5.19                     200,000                      0                200,000
----------------------------------------------------------------------------------------------------------------------

       Feb. 2000                  $8.27                     225,000                      0                225,000
----------------------------------------------------------------------------------------------------------------------

       Dec. 2000                  $1.35                     115,000                      0                115,000
----------------------------------------------------------------------------------------------------------------------

       Nov. 2001                  $1.65                     750,000                750,000                      0
----------------------------------------------------------------------------------------------------------------------

         Total                     n/a                    1,290,000                750,000                540,000
----------------------------------------------------------------------------------------------------------------------

-------------

(1) Giving effect to accelerated vesting pursuant to Section 7 of this Agreement and voluntary cancellation pursuant to Section 9 of this Agreement.

                                    EXHIBIT D

                  COMPANY PROPERTY TO BE RETAINED BY EXECUTIVE

1.    Dell laptop computer and docking station.